As filed with the Securities and Exchange Commission on August 27, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bank of America Corporation

(Exact name of registrant as specified in its charter)

Delaware	Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255	56-0906609
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

Bank of America 401(k) Restoration Plan

(Full title of the plan)

ROSS E. JEFFRIES, JR.

Deputy General Counsel and Corporate Secretary

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5681

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

RICHARD W. VIOLA

McGuireWoods LLP

201 North Tryon Street

Charlotte, North Carolina 28202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Deferred Compensation Obligations	$ 500,000,000	100%	$ 500,000,000	$64,400

(1)	The Deferred Compensation Obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the Bank of America 401(k) Restoration Plan (the “Plan”) and are general unsecured obligations to pay deferred compensation in the future in accordance with the terms of the Plan. The amount to be registered represents the dollar amount of the compensation deferred and deemed invested in accordance with the Plan.
(2)	Estimated solely for the purpose of determining the registration fee.
(3)	Calculated pursuant to Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)        The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013;

(b)        The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014; and

(c)        The Registrant’s Current Reports on Form 8-K or Form 8-K/A filed January 15, 2014, March 26, 2014 (two filings), April 16, 2014, April 28, 2014, May 7, 2014, May 27, 2014, June 17, 2014, July 16, 2014 (two filings), August 6, 2014 and August 21, 2014 (in each case, other than information that is furnished but that is deemed not to have been filed).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed), prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other contemporaneously or subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Under the Plan, the Registrant will provide eligible employees with the opportunity to agree to the deferral of a specified percentage of their cash compensation. The following summary of the Plan is qualified in its entirety by reference to the Plan document.

The Deferred Compensation Obligations are general unsecured obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Deferred Compensation Obligations include compensation deferred by participants, any matching or other contributions made to participants’ accounts by the Registrant and investment earnings (or losses) thereon. The Registrant is under no obligation and does not intend to fully fund the Deferred Compensation Obligations.

The Registrant is a separate and distinct legal entity from its bank subsidiaries and other subsidiaries. Because the Registrant is a holding company, the right of the Registrant, and consequently the right of the creditors of the Registrant (including participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the claims of creditors of the subsidiary, except to the extent that claims of the Registrant as a creditor may be recognized.

The amount of compensation to be deferred by each participant is determined in accordance with each participant’s deferral election and the provisions of the Plan and will be credited to the participant’s account, together with any Registrant contributions, as set forth in the Plan. The Plan provides for the investment of each participant’s account in such investments as the participant may have elected from among various election options in each Plan year. Currently, a participant’s account is indexed to the investment elections made by such participant in accordance with the Plan. The Deferred Compensation Obligations are bookkeeping accounts, the returns on which are measured by the performance of the participant’s deemed investment vehicles, and will be adjusted to reflect the investment experience, whether positive or negative, of the participant’s deemed investment vehicles, including any appreciation or depreciation.

Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Deferred Compensation Obligations. A participant’s account balance will be payable in cash by the Registrant in a lump sum or in installments, following such date or dates, as selected by the participant in accordance with the terms of the Plan, or otherwise as provided in the Plan, subject to exceptions for withdrawals on account of an “unforeseeable emergency” (as defined in the Plan) or payment upon the death of the participant.

The Registrant reserves the right to amend or terminate the Plan at any time, except that no amendment may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

The Deferred Compensation Obligations are not convertible into any other security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Registrant. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations and each participant will be responsible for acting independently with respect to the enforcement of any rights he or she may have.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of Section 145 of the Delaware Corporation Law.

Article VIII of the Registrant’s bylaws provides for indemnification to the fullest extent authorized by the Delaware Corporation Law for any person who is or was involved or threatened to be made involved in any action, suit, arbitration, alternative dispute resolution, inquiry, judicial, administrative or legislative hearing, investigation or other threatened, pending or completed proceeding, whether brought by or in the right of the Registrant or otherwise, of a civil, criminal, administrative, legislative, investigative or other nature, by reason of the fact that such person is or was serving as a director, officer or employee of the Registrant or is or was serving at the request of the Registrant as a director, officer, manager or employee of any other enterprise. Such indemnification is provided only if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the Registrant or other entity covered by Article VIII, and with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

The foregoing is only a general summary of certain aspects of the Delaware Corporation Law and the Registrant’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VIII of the bylaws of the Registrant.

Pursuant to the Registrant’s bylaws, the Registrant may maintain a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not the Registrant would have the power to indemnify such person against such liability under the Delaware Corporation Law.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

4(a)	Bank of America 401(k) Restoration Plan, as amended and restated effective January 1, 2013, incorporated by reference to Exhibit 10(c) of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 1-6523) filed February 28, 2013.

5(a)	Opinion of McGuireWoods LLP regarding Deferred Compensation Obligations

23(a)	Consent of McGuireWoods LLP (included in Exhibit 5(a))

23(b)	Consent of PricewaterhouseCoopers LLP

24(a)	Power of Attorney

Item 9.  Undertakings

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 27th day of August, 2014.

BANK OF AMERICA CORPORATION

By:	/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr.
Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian T. Moynihan	President, Chief Executive Officer and Director (Principal Executive Officer)	August 27, 2014

* Bruce R. Thompson	Chief Financial Officer (Principal Financial Officer)	August 27, 2014

* Neil A. Cotty	Chief Accounting Officer (Principal Accounting Officer)	August 27, 2014

* Sharon L. Allen	Director	August 27, 2014

* Susan S. Bies	Director	August 27, 2014

* Jack O. Bovender	Director	August 27, 2014

* Frank P. Bramble, Sr.	Director	August 27, 2014

* Pierre de Weck	Director	August 27, 2014

* Arnold W. Donald	Director	August 27, 2014

* Charles K. Gifford	Director	August 27, 2014

* Charles O. Holliday, Jr.	Director	August 27, 2014

Signature	Title	Date

* Linda P. Hudson	Director	August 27, 2014

* Monica C. Lozano	Director	August 27, 2014

* Thomas J. May	Director	August 27, 2014

* Lionel L. Nowell, III	Director	August 27, 2014

* Clayton S. Rose	Director	August 27, 2014

* R. David Yost	Director	August 27, 2014

*By:	/s/ Ross E. Jeffries, Jr.	August 27, 2014
Ross E. Jeffries, Jr.
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4(a)	Bank of America 401(k) Restoration Plan, as amended and restated effective January 1, 2013, incorporated by reference to Exhibit 10(c) of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 1-6523) filed February 28, 2013.

5(a)	Opinion of McGuireWoods LLP regarding Deferred Compensation Obligations

23(a)	Consent of McGuireWoods LLP (included in Exhibit 5(a))

23(b)	Consent of PricewaterhouseCoopers LLP

24(a)	Power of Attorney